Exhibit 99.1

SRA ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER OF FISCAL YEAR 2007

•	Revenue of $318 Million

•	Diluted EPS of $0.26

FAIRFAX, Va. – May 2, 2007 – SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to federal government organizations, today announced operating results for the third quarter of fiscal year 2007, which ended March 31, 2007.

Revenue for the quarter was $317.6 million, up 7% from $296.1 million in the March 2006 quarter. Operating income for the quarter was $22.8 million, and net income was $15.0 million. Diluted earnings per share for the quarter were $0.26.

SRA President and Chief Executive Officer Stan Sloane stated, “I’m pleased to have the opportunity to lead SRA into its next stage of growth and development. The Company has an outstanding culture and a reputation for excellence, and I plan to leverage those qualities as we enter new areas of the market.”

Chief Financial Officer Stephen Hughes added, “Margins improved compared with last quarter based on solid contract execution and good cost management. Operating cash flows were also strong, totaling more than 1.7 times operating income. Market conditions remain challenging in the short term, but we’re driving efficiency in other areas of the Company to fund new business development. This will enable us to continue building a strong platform for growth when the environment improves.”

New Business Awards

The Company won new business in the third quarter with potential value of $172 million, if all options are exercised. The Company’s backlog of signed business orders is $3.5 billion, an increase of 9% over the March 2006 quarter.

Major highlights of recent competitive contract awards include:

•

U.S. Marine Corps, Integrated Digital Environment. Under this five-year, $33 million contract, SRA will create a collaborative digital workspace for the Marine Corps Systems Command. The Company will integrate commercial off-the-shelf (COTS) products and provide services ranging from requirements analysis to systems engineering in order to develop a secure, accessible solution.

•

State of California, Office of Homeland Security (OHS). SRA has received an extension and expansion of its existing work for the California OHS. The additional $30 million contract value will support a broader range of counterterrorism data collection and analysis through 2010.

•

Federal Aviation Administration (FAA), ABA Financial Support Services. SRA was awarded a role as a subcontractor to the Joint Venture of Tantus Technologies and OnPoint Consulting on the $89 million small business contract for ABA Financial Support Services at the FAA. The Company will provide COTS integration and development services to enhance the agency’s financial management systems and processes.

SRA was also awarded several multiple-award, indefinite delivery, indefinite quantity (ID/IQ) contracts in the March quarter. These wins are not included in the Company’s quarterly bookings figure, but they provide a solid foundation for future growth.

•

Defense Information Systems Agency (DISA), Encore II. SRA was named one of the six large business awardees of the Encore II contract, which has a $12.2 billion ceiling value over ten years. The award has been protested, and task orders will not be released under the contract until the matter is resolved.

•

Office of Personnel Management (OPM), Training and Management Assistance. The OPM awarded SRA one of its Training and Management Assistance contracts to provide strategic human capital and learning solutions. Under this vehicle, the Company will deliver a full range of customized training and human resource management solutions to maximize organizational performance government-wide.

•

General Services Administration (GSA), Networx Universal. SRA is a member of the AT&T team that was awarded one of three positions on the Networx Universal contract, which has a $20 billion ceiling value over 10 years. SRA will work with AT&T to compete for task orders to provide telecommunications, networking and other technology services.

In addition, as of March 31, 2007, the Company has approximately $1.6 billion of pending bids outstanding.

Share Repurchase Authorization

The Company also announced that its Board of Directors has given the CEO, on behalf of the Company, the authority to repurchase up to $40 million of the Company’s class A common stock. Any such repurchases would be executed from time to time on the open market or in privately negotiated transactions, at the CEO’s discretion.

“We believe our stock represents an attractive long-term investment, so we appreciate the flexibility to use a portion of our cash for share repurchases,” said Sloane. “Acquisitions are currently our top priority for capital deployment, but we’ll continue to evaluate when and if a share repurchase makes sense.”

The timing and amount of any shares repurchased would be determined based on the evaluation of market conditions and other factors. Repurchases could also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. If and when initiated, a repurchase could be suspended or discontinued at any time. Any repurchased shares would be available for use in connection with the Company’s stock incentive plan and for other corporate purposes.

Forward Guidance

The Company is updating its forward guidance for the fourth quarter and full fiscal year 2007. The table below represents management’s current expectations about the Company’s future financial performance, based on information available at this time. The forward guidance in the table below does not include any effect for acquisitions SRA might make in the future.

Measure	Quarter Ending June 30, 2007	Fiscal Year Ending June 30, 2007
Revenue (in millions)	$310-$330	$1,253-$1,273
Diluted EPS	$0.26-$0.27	$1.06-$1.07
Diluted Share Equivalents (in millions)	58.9	58.4

About SRA International, Inc.

SRA is a leading provider of technology and strategic consulting services and solutions — including systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for contingency and disaster response planning, information assurance, business intelligence, environmental strategies, enterprise architecture, infrastructure management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for eight consecutive years. The Company’s 5,200 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contracts and work to be performed, the CEO’s authority to repurchase shares of class A common stock on behalf of the Company, the potential use of any repurchased shares and the source of funding, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business; our ability to attract and retain skilled employees; any reductions in or reallocations of the U.S. defense budget or the budgets for civil government agencies; the market price of the company’s stock prevailing from time to time; the nature of other investment opportunities presented to the company from time to time; the company’s cash flows from operations; and other factors discussed in our latest quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 2, 2007. In addition, the forward-looking statements included in this press release represent our views as of May 2, 2007. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to May 2, 2007.

Contacts

David Keffer	Stephen Hughes
Director, Investor Relations	Executive Vice President and CFO
SRA International, Inc.	SRA International, Inc.
(703) 502-7731	(703) 227-8350
david_keffer@sra.com	steve_hughes@sra.com

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	31-Mar-07	31-Mar-06	31-Mar-07	31-Mar-06
Revenue	$317,586	$296,098	$942,665	$882,106
Operating costs and expenses:
Cost of services	237,684	220,256	710,485	661,500
Selling, general and administrative	51,588	48,134	148,921	137,237
Depreciation and amortization	5,535	4,689	15,585	13,342

Total operating costs and expenses	294,807	273,079	874,991	812,079

Operating income	22,779	23,019	67,674	70,027
Interest income, net	1,173	826	4,487	2,596
Gain on sale of Mantas, Inc.	—	—	3,674	—

Income before taxes	23,952	23,845	75,835	72,623
Provision for income taxes	8,979	9,062	29,058	27,547

Net income	$14,973	$14,783	$46,777	$45,076

Earnings per share:
Basic	$0.26	$0.27	$0.83	$0.82

Diluted	$0.26	$0.26	$0.80	$0.78

Weighted-average shares:
Basic	56,696,382	55,371,625	56,299,701	54,815,017

Diluted	58,383,305	57,947,723	58,261,389	57,627,037

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	As of
	3/31/07	6/30/06
Current assets:
Cash and cash equivalents	$163,905	$173,564
Short-term investments	85	9,834
Accounts receivable, net	257,741	266,160
Prepaid expenses and other	38,673	23,382
Deferred income taxes, current	2,022	4,839

Total current assets	462,426	477,779

Property and equipment, net	38,083	37,462

Other assets:
Goodwill	256,762	169,334
Identified intangibles, net	32,718	26,169
Deferred income taxes, noncurrent	6,904	3,462
Deferred compensation trust	8,226	7,768

Total other assets	304,610	206,733

Total assets	$805,119	$721,974

Current liabilities:
Accounts payable and accrued expenses	$115,405	$115,545
Accrued payroll and employee benefits	70,992	59,463
Billings in excess of revenue recognized	2,812	3,204

Total current liabilities	189,209	178,212

Long-term liabilities:
Other long-term liabilities	12,163	10,465

Total long-term liabilities	12,163	10,465

Total liabilities	201,372	188,677

Stockholders' equity	603,747	533,297

Total liabilities and stockholders' equity	$805,119	$721,974

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended
	3/31/07	3/31/06
Cash flows from operating activities:
Net income	$46,777	$45,076
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,585	13,342
Stock-based compensation	8,451	9,742
Deferred income taxes	(625)	602
Gain on sale of Mantas, Inc.	(3,674)	—
Working capital changes	7,708	(12,487)

Net cash provided by operating activities	74,222	56,275

Cash flows from investing activities:
Capital expenditures	(10,289)	(7,782)
Sales and maturities of investments	9,749	20,696
Acquisition of Galaxy Scientific Corporation, net of cash acquired	—	(95,645)
Acquisition of Spectrum Solutions Group, net of cash acquired	(8,000)	(8,802)
Acquisition of RABA Technologies, net of cash acquired	(94,237)	—
Proceeds from sale of Mantas, Inc.	3,674	—

Net cash used in investing activities	(99,103)	(91,533)

Cash flows from financing activities:
Issuance of common stock	8,057	11,053
Tax benefits of stock option exercises	6,004	11,711
Reissuance of treasury stock	1,245	3,990
Purchase of treasury stock	(84)	—

Net cash provided by financing activities	15,222	26,754

Net decrease in cash and cash equivalents	(9,659)	(8,504)
Cash and cash equivalents, beginning of period	173,564	162,973

Cash and cash equivalents, end of period	$163,905	$154,469

Supplemental disclosures of cash flow information:
Cash paid during the period:
Income taxes	$30,820	$22,229

Cash received during the period:
Interest	$4,590	$2,966

Income taxes	$438	$766

Reconciliation Between Total Revenue Growth and Organic Revenue Growth (Unaudited)

(in thousands)

Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. The Company believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the Company's existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended
	3/31/07	3/31/06	% Increase
Total Revenue, as reported	$317,586	$296,098	7.3%

Plus: Revenue from acquired companies for the comparable prior year period	—	15,660

Organic Revenue	$317,586	$311,758	1.9%